Exhibit 99.1

NEWS RELEASE

For Immediate Release Tuesday, February 7, 2012	CONTACT: Greg Peterson Director of Investor Relations 770-232-8229 greg.peterson@agcocorp.com

AGCO REPORTS FOURTH QUARTER RESULTS

Sales and Earnings per Share Set Records for Fourth Quarter and Full Year

DULUTH, GA – February 7 – AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, reported net sales of $2.5 billion for the fourth quarter of 2011, an increase of 16.1% compared to net sales of $2.2 billion for the fourth quarter of 2010. Reported and adjusted net income for the fourth quarter of 2011 were $2.90 per share and $1.44 per share, respectively. Adjusted net income excludes a tax gain and transaction expenses associated with the acquisition of GSI Holdings Corp. (“GSI”). These results compare to reported net income of $0.87 per share and adjusted net income, excluding restructuring and other infrequent items, of $0.88 per share for the fourth quarter of 2010. Excluding unfavorable currency translation impacts of 2.1%, net sales in the fourth quarter of 2011 increased 18.3% compared to the same period in 2010.

Net sales for the full year of 2011 were approximately $8.8 billion, an increase of approximately 27.2% compared to the full year of 2010. For the full year of 2011, reported net income was $5.95 per share and adjusted net income, excluding restructuring and other infrequent income and the one-time GSI acquisition items discussed above, was $4.48 per share. These results compare to reported net income of $2.29 per share and adjusted net income, excluding restructuring and other infrequent expenses, of $2.32 per share for the full year of 2010. Excluding the favorable impact of currency translation of 5.0%, net sales for the full year of 2011 increased 22.2% compared to 2010.

“We finished 2011 on a strong note, setting sales and earnings records for both the fourth quarter and full year,” stated Martin Richenhagen, Chairman, President and Chief Executive Officer. “Attractive farm economics supported robust global demand for agricultural equipment and produced sales growth for AGCO of over 27% for 2011 compared to the full year of 2010. During 2011, AGCO made significant investments in new products and in building our business in developing markets. Our sales growth and cost reduction initiatives funded these strategic investments while delivering margin expansion. AGCO’s adjusted operating margin reached 7.0% for 2011, an increase of over 220 basis points compared to 2010. In addition, AGCO generated significant cash flow in 2011 supporting our growth-oriented strategic initiatives in 2012.”

“As we move into 2012, we remain optimistic about AGCO’s ability to take advantage of the positive long-term demand drivers for our industry. Organic growth, margin improvement, and cash flow generation will continue to be our primary focus. AGCO’s cost reduction initiatives are aimed at lowering material and labor costs through purchasing actions and factory productivity. We will continue to invest in new products including upgraded harvesting, high

CHALLENGER • FENDT • MASSEY FERGUSON • VALTRA

horsepower tractor and sprayer offerings and to devote significant resources to enhance our presence in the CIS region, China and Africa. Our plans in 2012 also include investing in our production facilities to enable our growth and improve our productivity.”

AGCO completed the acquisition of GSI on November 30, 2011 for $932.2 million, net of cash acquired. GSI is a leading global manufacturer of grain storage and protein production systems. The transaction was financed through $300 million of 5.875% senior notes and a new credit facility. AGCO’s fourth quarter reported results include a tax gain for a reversal of a valuation allowance against AGCO’s net deferred tax assets associated with the acquisition accounting for GSI of approximately $149.3 million as well as one-time acquisition expenses. The tax gain and acquisition expenses were excluded from the Company’s adjusted results.

AGCO’s fourth quarter sales increase was the result of increased volumes as well as acquisition and currency impacts. On a segment reporting basis, market recovery in 2011 across Western Europe resulted in AGCO’s Europe/Africa/Middle East (EAME) region reporting a sales increase of 15.0% compared to the fourth quarter of 2010, excluding unfavorable currency translation impacts. Growth in the professional farming segment and the benefit of new product introductions produced sales improvement in the North American region of 30.1% in the fourth quarter of 2011 compared to the fourth quarter of 2010, excluding unfavorable currency translation impacts. Sales in AGCO’s South American region were up 8.0% in the fourth quarter of 2011 compared to the fourth quarter of 2010, excluding unfavorable currency translation impacts.

Income from operations during the fourth quarter of 2011 increased over 30% compared to the fourth quarter of 2010 due to higher sales and improved gross margins. Higher gross margins resulted from increased production levels in Europe and North America as well as pricing benefits, partially offset by higher material costs. Investments in new product development and tier 4 emission compliance resulted in increased engineering expenses in the fourth quarter of 2011 compared to the same period last year. Income from operations for the full year of 2011 increased approximately $286.1 million compared to the same period in 2010 also due to an increase in sales and margin improvement.

Market Update

Industry Unit Retail Sales

Year ended December 31, 2011	Tractors Change from Prior Year Period	Combines Change from Prior Year Period
North America	+2%	(4%)
South America	(3%)	+20%
Western Europe	+12%	+35%

North America

Record farm income in 2011 supported strong industry retail sales of tractors and combines in North America. Industry unit retail sales of tractors were up modestly, while industry retail sales of combines were down about 4% for the full year of 2011 compared to high levels in 2010. Improvement in the dairy and livestock sector contributed to higher industry unit retail sales of mid-range tractors and hay equipment, both of which increased compared to 2010 levels. The high level of profitability for row crop farmers also produced growth in industry sales of high horsepower tractors and sprayers.

South America

For the full year of 2011, South American industry unit retail sales of tractors were down modestly compared to record levels in 2010. Declines in the two largest South American markets, Argentina and Brazil, were mostly offset by strong growth in other South American markets compared to 2010. Despite the modest decline, industry unit retail sales in Brazil remained at high levels due to attractive farm economics and supportive government financing rates that have been extended through the end of 2012.

Western Europe

Improved dairy, meat and grain prices, along with a solid harvest, produced improved farm income across most of Western Europe. Demand for farm equipment responded accordingly, increasing from low levels experienced in 2010. Industry unit retail sales of both tractors and combines posted double-digit growth rates in the full year of 2011 compared to the same period in 2010. The tractor retail sales growth was strongest in Germany, France, Scandinavia and Finland.

“Robust farm income across all major global agricultural markets is supporting elevated demand for farm equipment,” stated Mr. Richenhagen. “Despite a modest increase in some global soft commodity inventories at the end of 2011, stocks-to-use levels remain at historically low levels. Growing protein and grain consumption is expected to keep pressure on grain supplies and maintain attractive soft commodity prices. Going into 2012, we expect these positive farm fundamentals to support strong demand for farm equipment.”

Regional Results

AGCO Regional Net Sales (in millions)

	Net sales	% change from 2010	% change from 2010 due to currency translation(1)
Three months ended December 31, 2011
North America	$598.7	29.3%	(0.8%)
South America	448.5	1.9%	(6.1%)
Europe/Africa/Middle East	1,347.3	13.6%	(1.4%)
Rest of World	123.3	55.1%	1.1%

Total	$2,517.8	16.1%	(2.1%)

Year ended December 31, 2011
North America	$1,770.6	18.9%	0.9%
South America	1,871.5	6.7%	4.7%
Europe/Africa/Middle East	4,681.7	39.2%	6.5%
Rest of World	449.4	55.2%	10.4%

Total	$8,773.2	27.2%	5.0%

(1) See Footnotes for additional disclosure

North America

AGCO’s North American sales benefited from strong industry conditions and an aggressive new product introduction program, increasing approximately 18.0% in the full year of 2011 compared to the full year of 2010, excluding the impact of favorable currency translation. The increase in demand for high horsepower tractors, combines and sprayers all contributed to the sales growth. Improved sales, the benefit of increased production, and cost control initiatives combined to produce growth in income from operations of $41.4 million during the full year of 2011 compared to 2010.

South America

Sales for the full year of 2011 increased slightly over 2010 in AGCO’s South American region, excluding the positive impact of currency translation. Results were mixed across the South American markets. Sales grew strongly in smaller South American countries, which benefited from higher commodity prices and healthy crop production, while sales in Brazil were flat compared to strong levels in 2010. Income from operations decreased $18.6 million in the full year of 2011 compared to 2010 due primarily to a less favorable geographic sales mix, material and labor cost inflation, and higher engineering and product introduction expenses.

EAME

AGCO’s EAME region reported an increase in sales of 32.6% for the full year of 2011 compared to 2010, excluding the impact of favorable currency translation. Improved farm economics produced robust sales growth particularly in the high horsepower tractor segment. Geographically, the largest increases were recorded in Germany, France, the United Kingdom and Scandinavia. Income from operations increased by $272.2 million in the full year of 2011 compared to 2010. Higher sales and production rates, favorable pricing and a richer mix of products contributed to the improvement.

Rest of World

Net sales in AGCO’s Rest of World segment increased by 44.7% during the full year of 2011 compared to 2010, excluding the impact of currency translation. Substantial growth in Russia and Eastern Europe compared to depressed 2010 levels, produced most of the increase. Income from operations increased $17.2 million in the full year of 2011 compared to 2010.

Outlook

In 2012, tight supplies of soft commodities are expected to support healthy farm income and sustain strong equipment demand. AGCO is targeting net sales over $10 billion with forecasted pricing benefits, market share improvements and acquisition impacts being partially offset by the negative impact of currency. Operating margins are expected to improve from 2011 levels after covering increased expenditures for product development and new market expansion. Based on these assumptions, AGCO is targeting 2012 earnings of approximately $5.00 per share.

* * * * *

AGCO will be hosting a conference call with respect to this earnings announcement at 10:00 a.m., Eastern Time, on Tuesday, February 7, 2012. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com on the “Investors/Events” page in the “Company” section of our website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.

* * * * *

Safe Harbor Statement

Statements that are not historical facts, including the projections of earnings per share, sales, market conditions, margin improvements, farm economics, industry demand, general economic conditions, acquisitions and their expected impacts, commodity prices and supply, and emerging markets are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.

•

Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.

•

The poor performance of the general economy may result in a decline in demand for our products. However, we are unable to predict with accuracy the amount or duration of any decline, and our forward-looking statements reflect merely our best estimates at the current time.

•

A majority of our sales and manufacturing take place outside of the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

•

Most retail sales of the products that we manufacture are financed, either by our retail finance joint ventures with Rabobank or by a bank or other private lender. During 2011, our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, financed approximately 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the ongoing economic downturn, financing for capital equipment purchases generally has become more difficult and expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.

•

Both AGCO and our retail finance joint ventures have substantial accounts receivables from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.

•

We have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, which can adversely affect our reported results of operations and the competitiveness of our products.

•

All acquisitions, including the acquisition of GSI, involve risks relating to retention of key employees and customers, fulfilling projections prepared by or at the direction of prior ownership and general challenges related to integration.

•	Our success depends on the introduction of new products, particularly engines that comply with emission requirements, which requires substantial expenditures.

•

We depend on suppliers for raw materials, components and parts for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. We also are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.

•

We face significant competition and, if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.

•

We have a substantial amount of indebtedness, and as result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.

Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2010. AGCO disclaims any obligation to update any forward-looking statements except as required by law.

* * * * *

About AGCO

AGCO, Your Agriculture Company, (NYSE:AGCO), a Fortune 500 company, was founded in 1990 and offers a full product line of tractors, combines, hay tools, sprayers, forage equipment, tillage, implements, and related replacement parts. AGCO agricultural products are sold under the core brands of Challenger®, Fendt®, Massey Ferguson®, Valtra® and GSI® and are distributed globally through 3,100 independent dealers and distributors in more than 140 countries worldwide. Retail financing is available through AGCO Finance for qualified purchasers. AGCO is headquartered in Duluth, GA, USA. In 2011, AGCO had net sales of $8.8 billion.

# # # # #

Please visit our website at www.agcocorp.com

AGCO CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited and in millions)

	December 31, 2011	December 31, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$724.4	$719.9
Accounts and notes receivable, net	994.2	908.5
Inventories, net	1,559.6	1,233.5
Deferred tax assets	142.7	52.6
Other current assets	241.9	206.5

Total current assets	3,662.8	3,121.0
Property, plant and equipment, net	1,222.6	924.8
Investment in affiliates	346.3	398.0
Deferred tax assets	37.6	58.0
Other assets	126.9	130.8
Intangible assets, net	666.5	171.6
Goodwill	1,194.5	632.7

Total assets	$7,257.2	$5,436.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$60.1	$0.1
Convertible senior subordinated notes	—	161.0
Securitization facilities	—	113.9
Accounts payable	937.0	682.6
Accrued expenses	1,080.6	883.1
Other current liabilities	127.8	72.2

Total current liabilities	2,205.5	1,912.9
Long-term debt, less current portion	1,409.7	443.0
Pensions and postretirement health care benefits	298.6	226.5
Deferred tax liabilities	192.3	103.9
Other noncurrent liabilities	119.9	91.4

Total liabilities	4,226.0	2,777.7

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	1.0	0.9
Additional paid-in capital	1,073.2	1,051.3
Retained earnings	2,321.6	1,738.3
Accumulated other comprehensive loss	(400.6)	(132.1)

Total AGCO Corporation stockholders’ equity	2,995.2	2,658.4

Noncontrolling interests	36.0	0.8

Total stockholders’ equity	3,031.2	2,659.2

Total liabilities and stockholders’ equity	$7,257.2	$5,436.9

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in millions, except per share data)

	Three Months Ended December 31,
	2011	2010
Net sales	$2,517.8	$2,168.0
Cost of goods sold	1,993.7	1,758.8

Gross profit	524.1	409.2
Selling, general and administrative expenses	246.9	200.0
Engineering expenses	84.0	61.1
Restructuring and other infrequent expenses	—	1.1
Amortization of intangibles	7.5	4.6

Income from operations	185.7	142.4
Interest expense, net	9.1	9.6
Other expense, net	1.8	6.3

Income before income taxes and equity in net earnings of affiliates	174.8	126.5

Income tax (benefit) provision	(98.8)	54.6

Income before equity in net earnings of affiliates	273.6	71.9

Equity in net earnings of affiliates	11.7	13.3

Net income	285.3	85.2

Net income attributable to noncontrolling interests	(0.1)	—

Net income attributable to AGCO Corporation and subsidiaries	$285.2	$85.2

Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$2.94	$0.92

Diluted	$2.90	$0.87

Weighted average number of common and common equivalent shares outstanding:
Basic	97.1	93.0

Diluted	98.2	97.5

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in millions, except per share data)

	Years Ended December 31,
	2011	2010
Net sales	$8,773.2	$6,896.6
Cost of goods sold	6,997.1	5,637.9

Gross profit	1,776.1	1,258.7
Selling, general and administrative expenses	869.3	692.1
Engineering expenses	275.6	219.6
Restructuring and other infrequent (income) expenses	(0.7)	4.4
Amortization of intangibles	21.6	18.4

Income from operations	610.3	324.2
Interest expense, net	30.2	33.3
Other expense, net	19.1	16.0

Income before income taxes and equity in net earnings of affiliates	561.0	274.9

Income tax provision	24.6	104.4

Income before equity in net earnings of affiliates	536.4	170.5

Equity in net earnings of affiliates	48.9	49.7

Net income	585.3	220.2

Net (income) loss attributable to noncontrolling interests	(2.0)	0.3

Net income attributable to AGCO Corporation and subsidiaries	$583.3	$220.5

Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$6.10	$2.38

Diluted	$5.95	$2.29

Weighted average number of common and common equivalent shares outstanding:
Basic	95.6	92.8

Diluted	98.1	96.4

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in millions)

	Years Ended December 31,
	2011	2010
Cash flows from operating activities:
Net income	$585.3	$220.2

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	151.9	135.9
Deferred debt issuance cost amortization	2.9	2.9
Amortization of intangibles	21.6	18.4
Amortization of debt discount	8.2	15.3
Stock compensation	24.4	13.4
Equity in net earnings of affiliates, net of cash received	(19.0)	(14.8)
Deferred income tax (benefit) provision	(127.6)	2.9
Other	(1.3)	0.1
Changes in operating assets and liabilities, net of effects from purchase of businesses:
Accounts and notes receivable, net	(0.1)	(21.2)
Inventories, net	(221.0)	(60.6)
Other current and noncurrent assets	(11.0)	(92.8)
Accounts payable	162.3	70.6
Accrued expenses	183.5	114.9
Other current and noncurrent liabilities	(34.2)	33.5

Total adjustments	140.6	218.5

Net cash provided by operating activities	725.9	438.7

Cash flows from investing activities:
Purchases of property, plant and equipment	(300.4)	(167.1)
Proceeds from sale of property, plant and equipment	1.5	0.9
Purchase of businesses, net of cash acquired	(1,018.0)	(81.5)
Investments in consolidated affiliate, net of cash acquired	(34.8)	—
Investments in unconsolidated affiliates, net	(8.3)	(25.4)
Other	(3.7)	—

Net cash used in investing activities	(1,363.7)	(273.1)

Cash flows from financing activities:
Repurchase or conversion of convertible senior subordinated notes	(161.0)	(60.8)
Proceeds from (repayment of) debt obligations, net	850.5	(37.8)
Payment of debt issuance costs	(14.8)	—
Payment of minimum tax withholdings on stock compensation	(2.5)	(11.3)
Distribution to noncontrolling interest	(1.5)	—
Proceeds from issuance of common stock	0.3	0.5

Net cash provided by (used in) financing activities	671.0	(109.4)

Effect of exchange rate changes on cash and cash equivalents	(28.7)	12.3

Increase in cash and cash equivalents	4.5	68.5
Cash and cash equivalents, beginning of period	719.9	651.4

Cash and cash equivalents, end of period	$724.4	$719.9

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited, in millions, except per share data)

1.    ACQUISITIONS

On November 30, 2011, the Company acquired GSI Holdings Corp. (“GSI”) for $932.2 million, net of approximately $27.9 million cash acquired. GSI, headquartered in Assumption, Illinois, is a leading manufacturer of grain storage and protein production systems. GSI sells its products globally through independent dealers. The acquisition was financed by $300.0 million of 5.875% senior notes and the Company’s new credit facility (Note 3).

The results of operations for the GSI acquisition have been included in the Company’s Condensed Consolidated Financial Statements as of and from the date of acquisition. The Company allocated the purchase price to the assets acquired and liabilities assumed based on a preliminary estimate of their fair values as of the acquisition date. The Company recorded approximately $533.9 million of goodwill and approximately $438.5 million of distribution network, tradename and trademark, and technology identifiable intangible assets associated with the acquisition. In addition, the Company recorded a tax gain of approximately $149.3 million resulting from a reversal of a portion of its previously established deferred tax valuation allowance. The reversal was required to offset deferred tax liabilities established in the acquisition accounting for GSI relating to acquired amortizable intangible assets.

On November 30, 2011, the Company acquired 80% of Shandong Dafeng Machinery Co., Ltd. (“Dafeng”) for approximately $27.0 million. The Company acquired approximately $17.1 million of cash and assumed approximately $41.1 million of current indebtedness associated with the acquisition. Dafeng is located in Yanzhou, China and manufactures a complete range of corn, grain, rice and soybean harvesting machines for Chinese domestic markets. The investment was funded with available cash on hand. The results of operations for the Dafeng acquisition have been included in the Company’s Condensed Consolidated Financial Statements as of and from the date of acquisition. The Company allocated the purchase price to the assets acquired and liabilities assumed based on a preliminary estimate of their fair values as of the acquisition date. The Company recorded approximately $12.6 million of goodwill and approximately $24.2 million of trademark, network distribution, and land use rights identifiable intangible assets associated with the acquisition.

2.    STOCK COMPENSATION EXPENSE

The Company recorded stock compensation expense as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Cost of goods sold	$0.5	$0.2	$1.6	$0.7
Selling, general and administrative expenses	6.0	4.7	23.0	12.9

Total stock compensation expense	$6.5	$4.9	$24.6	$13.6

3.    INDEBTEDNESS

Indebtedness at December 31, 201 and 2010 consisted of the following:

	December 31, 2011	December 31, 2010
6 7/8% Senior subordinated notes due 2014	$—	$267.7
5 7/8% Senior notes due 2021	300.0	—
4 1/2% Senior term loan due 2016	259.4	—
Credit Facility	665.0	—
1 3/4% Convertible senior subordinated notes due 2033	—	161.0
1 1/4% Convertible senior subordinated notes due 2036	183.4	175.2
Securitization facilities	—	113.9
Other long-term debt	62.0	0.2

	1,469.8	718.0
Less: Current portion of long-term debt	(60.1)	(0.1)
1 3/4% Convertible senior subordinated notes due 2033	—	(161.0)
Securitization facilities	—	(113.9)

Total indebtedness, less current portion	$1,409.7	$443.0

Holders of the Company’s convertible senior subordinated notes could have converted or may convert the notes, if, during any fiscal quarter, the closing sales price of the Company’s common stock exceeded or exceeds 120% of the conversion price of $22.36 per share for the 1 3/4% convertible senior subordinated notes and $40.73 per share for the 1 1/4% convertible senior subordinated notes for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter. As of December 31, 2010, the closing sales price of the Company’s common stock had exceeded 120% of the conversion price of the 1 3/4% convertible senior subordinated notes for at least 20 trading days in the 30 consecutive trading days ending December 31, 2010, and, therefore, the Company classified the notes as a current liability. Future classification of the 1 1/4% convertible senior subordinated notes between current and long-term debt is dependent on the closing sales price of the Company’s common stock during future quarters.

During the year ended December 31, 2011, holders of the Company’s 1 3/4% convertible senior subordinated notes converted approximately $161.0 million of principal amount of the notes. The Company issued 3,926,574 shares associated with the $195.9 million excess conversion value of the notes. The Company reflected the repayment of the principal of the notes totaling $161.0 million within “Repurchase or conversion of convertible senior subordinated notes” within the Company’s Condensed Consolidated Statements of Cash Flows for the year ended December 31, 2011.

The Company’s €200.0 million of 6 7/8% senior subordinated notes due April 15, 2014, issued in April 2004, were redeemed at a price of 101.146% of their principal amount on May 2, 2011, in accordance with the redemption provisions of the indenture agreement. The Company funded the redemption of the notes with a new €200.0 million senior unsecured term loan with Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland.” The new term loan is due May 2, 2016 and bears interest at a fixed rate of 4 1/2%.

On December 5, 2011, the Company completed its offering of $300.0 million of 5.875% senior notes due 2021 and received proceeds of approximately $296.6 million, after offering related fees and expenses. The Company used the net proceeds to fund a portion of the acquisition of GSI. The notes constitute senior unsecured and unsubordinated indebtedness.

On December 1, 2011, the Company entered into a new credit facility agreement providing for a $1.0 billion revolving credit and term loan facility, consisting of a $600.0 million revolving credit facility and a $400.0 million term loan facility. In addition to the $300.0 million notes previously discussed, the Company used the credit facility to fund the acquisition of GSI. The new credit facility replaced the Company’s former $300.0 million revolving credit facility. The maturity date of the new credit facility is December 1, 2016. The Company is required to make quarterly payments towards the term loan of $5.0 million beginning in March 2012 and $10.0 million beginning in March 2015. The facility contains covenants restricting, among other things, the incurrence of indebtedness and the making of certain payments, including dividends, and is subject to acceleration in the event of a default, as defined in the facility.

4.    INVENTORIES

Inventories at December 31, 2011 and 2010 were as follows:

	December 31, 2011	December 31, 2010
Finished goods	$500.0	$422.6
Repair and replacement parts	450.7	432.4
Work in process	127.6	90.2
Raw materials	481.3	288.3

Inventories, net	$1,559.6	$1,233.5

5.    ACCOUNTS RECEIVABLE SALES AGREEMENTS

At December 31, 2011, the Company had accounts receivable sales agreements that permit the sale, on an ongoing basis, of substantially all of its wholesale receivables in North America to AGCO Finance LLC and AGCO Finance Canada, Ltd., its 49% owned U.S. and Canadian retail finance joint ventures. As of December 31, 2011 and 2011, net cash received from receivables sold under the U.S. and Canadian accounts receivable sales agreements was approximately $354.6 million and $375.9 million, respectively.

At December 31, 2011, the Company also had accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in France, Germany, Denmark, Sweden, Norway and Austria to the relevant AGCO Finance entities in those countries. As of December 31, 2011 and 2010, cash received from receivables sold under these accounts receivable sales agreements in Europe was approximately $310.0 million and $169.2 million, respectively. Under the Company’s former European securitization facilities, the Company sold accounts receivable in Europe on a revolving basis to commercial paper conduits through a qualifying special-purpose entity in the United Kingdom. The European securitization facilities expired in October 2011.

The Company’s AGCO Finance retail finance joint ventures in Brazil and Australia also provide wholesale financing to the Company’s dealers. The receivables associated with these arrangements are without recourse to the Company. As of December 31, 2011 and 2010, these retail finance joint ventures had approximately $62.0 million and $50.2 million, respectively, of outstanding accounts receivable associated with these arrangements. In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world.

Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” and “Interest expense, net” in the Company’s Condensed

Consolidated Statements of Operations, were approximately $6.4 million and $22.0 million during the three months and year ended December 31, 2011, respectively, compared to $4.6 million and $16.1 million during the three months and year ended December 31, 2010, respectively.

6.    EARNINGS PER SHARE

The Company’s convertible senior subordinated notes provide for (i) the settlement upon conversion in cash up to the principal amount of the converted notes with any excess conversion value settled in shares of the Company’s common stock, and (ii) the conversion rate to be increased under certain circumstances if the notes are converted in connection with certain change of control transactions. Dilution of weighted shares outstanding will depend on the Company’s stock price for the excess conversion value using the treasury stock method. A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted earnings per share for the three months and years ended December 31, 2011 and 2010 is as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$285.2	$85.2	$583.3	$220.5

Weighted average number of common shares outstanding	97.1	93.0	95.6	92.8

Basic net income per share attributable to AGCO Corporation and subsidiaries	$2.94	$0.92	$6.10	$2.38

Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries for purposes of computing diluted net income per share	$285.2	$85.2	$583.3	$220.5

Weighted average number of common shares outstanding	97.1	93.0	95.6	92.8
Dilutive stock options, SSARs, performance share awards and restricted stock awards	0.9	0.4	0.6	0.4
Weighted average assumed conversion of contingently convertible senior subordinated notes	0.2	4.1	1.9	3.2

Weighted average number of common and common equivalent shares outstanding for purposes of computing diluted earnings per share	98.2	97.5	98.1	96.4

Diluted net income per share attributable to AGCO Corporation and subsidiaries	$2.90	$0.87	$5.95	$2.29

7.    SEGMENT REPORTING

The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three months and years ended December 31, 2011 and 2010 are as follows:

Three Months Ended December 31,	North America	South America	Europe/Africa/ Middle East	Rest of World	Consolidated
2011
Net sales	$598.7	$448.5	$1,347.3	$123.3	$2,517.8
Income from operations	42.6	36.4	141.1	9.4	229.5

2010
Net sales	$462.9	$440.1	$1,185.5	$79.5	$2,168.0
Income from operations	34.9	23.0	112.5	4.6	175.0

Years Ended December 31,	North America	South America	Europe/Africa/ Middle East	Rest of World	Consolidated
2011
Net sales	$1,770.6	$1,871.5	$4,681.7	$449.4	$8,773.2
Income from operations	90.9	143.1	479.4	31.4	744.8

2010
Net sales	$1,489.3	$1,753.3	$3,364.4	$289.6	$6,896.6
Income from operations	49.5	161.7	207.2	14.2	432.6

A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Segment income from operations	$229.5	$175.0	$744.8	$432.6
Corporate expenses	(30.3)	(22.2)	(90.6)	(72.7)
Stock compensation expense	(6.0)	(4.7)	(23.0)	(12.9)
Restructuring and other infrequent (expenses) income	—	(1.1)	0.7	(4.4)
Amortization of intangibles	(7.5)	(4.6)	(21.6)	(18.4)

Consolidated income from operations	$185.7	$142.4	$610.3	$324.2

RECONCILIATION OF NON-GAAP MEASURES

This earnings release discloses adjusted income from operations, net income and earnings per share, all of which exclude amounts that differ from the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included below.

The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the three months ended December 31, 2011 and 2010 (in millions, except per share data):

	Three months ended December 31,
	2011			2010
	Income From Operations	Net Income(1)	Earnings Per Share(1)	Income From Operations	Net Income(1)	Earnings Per Share(1)
As adjusted	$191.5	$141.7	$1.44	$143.5	$85.9	$0.88
Restructuring and other infrequent expenses(2)	—	—	—	1.1	0.7	0.01
GSI acquisition (3)	5.8	(143.5)	(1.46)	—	—	—

As reported	$185.7	$285.2	$2.90	$142.4	$85.2	$0.87

(1)	Net income and earnings per share amounts are after tax.
(2)

The restructuring and other infrequent expenses recorded during the fourth quarter of 2010 related primarily to severance costs associated with the Company’s rationalization of its operations in France and Denmark.

(3)	During the fourth quarter of 2011, the Company recorded a tax gain of $149.3 million and acquisition expenses of $5.8 million associated with the GSI acquisition.

The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the years ended December 31, 2011 and 2010 (in millions, except per share data):

	Years ended December 31,
	2011			2010
	Income From Operations	Net Income(1)	Earnings Per Share(1)	Income From Operations	Net Income(1)	Earnings Per Share(1)
As adjusted	$615.4	$439.3	$4.48	$328.6	$223.6	$2.32
Restructuring and other infrequent (income) expenses(2)	(0.7)	(0.5)	—	4.4	3.1	0.03
GSI acquisition (3)	5.8	(143.5)	(1.47)	—	—	—

As reported	$610.3	$583.3	$5.95	$324.2	$220.5	$2.29

(1)	Net income and earnings per share amounts are after tax.
(2)

The restructuring and other infrequent income recorded in 2011 related primarily to a reversal of approximately $0.9 million of previously accrued legally required severance payments associated with the rationalization of the Company’s French operations. The restructuring and other infrequent expenses recorded in 2010 primarily related to severance and other related costs associated with the Company’s rationalization of its operations in Denmark, Spain, Finland and France.

(3)	During 2011, the Company recorded a tax gain of $149.3 million and acquisition expenses of $5.8 million associated with the GSI acquisition.

This earnings release discloses the percentage change in regional net sales due to currency translation. The following is a reconciliation of net sales for the three months ended December 31, 2011 at actual exchange rates compared to 2010 adjusted exchange rates (in millions, except percentages):

	Three Months Ended December 31,		% change from 2010 due to currency translation
	2011 at Actual Exchange Rates	2011 at Adjusted Exchange Rates(1)
North America	$598.7	$602.3	(0.8)%
South America	448.5	475.4	(6.1)%
Europe/Africa/Middle East	1,347.3	1,363.9	(1.4)%
Rest of World	123.3	122.4	1.1%

Total	$2,517.8	$2,564.0	(2.1)%

(1)	Adjusted exchange rates are 2010 exchange rates.

The following is a reconciliation of net sales for the year ended December 31, 2011 at actual exchange rates compared to 2010 adjusted exchange rates (in millions, except percentages):

	Year Ended December 31,		% change from 2010 due to currency translation
	2011 at Actual Exchange Rates	2011 at Adjusted Exchange Rates(1)
North America	$1,770.6	$1,757.9	0.9%
South America	1,871.5	1,789.8	4.7%
Europe/Africa/Middle East	4,681.7	4,462.5	6.5%
Rest of World	449.4	419.2	10.4%

Total	$8,773.2	$8,429.4	5.0%

(1)	Adjusted exchange rates are 2010 exchange rates.